                                                                 EXHIBIT 12



                               IMC Global Inc.
              Computation of Ratio of Earnings to Fixed Charges





                                       Years Ended December 31,
                            ------------------------------------------------
                              1997      1996      1995      1994      1993
                            -------   -------   -------   -------   -------
Fixed charges:
 Interest charges           $  53.5   $  56.7   $  69.8   $  77.5   $  76.6
                            =======   =======   =======   =======   =======
Earnings:

 Net earnings (loss)        $  62.9   $ 127.1   $ 215.5   $ 113.9   $(151.1)
 Extraordinary charge          24.9       8.1       3.5       4.4      25.2
 Cumulative effect of
  accounting change             -         -         -         5.9       -
 Provision (credit) for
  income taxes                 43.5      89.7     129.4      97.8     (75.2)
 Minority interest            124.4     185.7     163.6     106.8       5.3
 Interest charges              53.5      56.7      69.8      77.5      76.6
                             -------  -------   -------   -------   -------
   Total earnings (loss)    $ 309.2   $ 467.3   $ 581.8   $ 406.3   $(119.2)
                             =======  =======   =======   =======   =======

Ratio of earnings (loss)
 to fixed charges           $  5.78   $  8.24   $  8.34   $  5.24   $ (1.56)
                             =======   =======   =======   =======  =======
Ratio of earnings to
 fixed charges (1)          $  9.21   $  9.98   $  8.34   $  5.24   $  0.65
                             =======   =======   =======   =======  =======

(1) The ratio of earnings to fixed charges for the year ended December 31, 1997 excludes a charge of $183.7 million relating to the write down of the historical carrying value of the Company's 25 percent interest in Main Pass 299. The ratio of earnings to fixed charges for the year ended December 31, 1996 excludes a charge of $98.6 million relating to the merger of The Vigoro Corporation into a wholly-owned subsidiary of the Company. The ratio of earnings to fixed charges for the year ended December 31,1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitroparaffins plant in Sterlington, Louisiana.